                                                                    EXHIBIT 99.1

Contacts:

Corinthian Colleges, Inc.
Dennis Beal, EVP/CFO, ext. 432
Diane Donohue, Dir., IR/PR, ext. 359
714.427.3000

Cecilia Wilkinson/Rosemary Moothart
PondelWilkinson MS&L
323.866.6060

  CORINTHIAN POSTS 69% INCREASE IN NET INCOME ON 53% HIGHER REVENUES FOR 2003
                                  FISCAL YEAR

--Record Results Driven by Branch Campus Openings, Acquisitions, Online Learning
                           and Curricula Adoptions--


SANTA ANA, CA, AUGUST 27, 2003 - CORINTHIAN COLLEGES, INC. (NASDAQ:COCO), one of the largest for-profit post-secondary education companies in the U.S., today reported record fourth quarter revenues of $138.9 million, record fourth quarter diluted earnings per share of $0.39, and record results for its fiscal year ended June 30, 2003. The results reflect the continuing success of the company's balanced growth strategy, which focuses on internal expansion, strategic acquisitions, online learning and program adoptions.

FINANCIAL RESULTS

For its 2003 fiscal year that ended on June 30, 2003, Corinthian posted record revenues of $517.3 million, 53% higher than fiscal 2002 revenues of $338.1 million. In the fourth quarter of fiscal 2003, Corinthian's revenues rose 47% to a record $138.9 million, up from $94.6 million in the corresponding year-earlier period.

Core growth in revenues increased 32.1% for the fourth quarter of fiscal 2003 compared with fiscal 2002, well higher than the company's stated objective of 20% to 25%. Same school revenues rose 27.9% for the fourth fiscal quarter ended June 30, 2003. Corinthian defines "core growth" in revenues as the increase in revenues, including revenues from branches opened in the last four full quarters, but excluding revenues attributable to colleges acquired within the last four full quarters. Same schools are defined as those colleges that have been owned and operated by the company for four full quarters.

Net income for fiscal 2003 advanced 69% to a record $65.9 million, or $1.43 per diluted common share, up from $38.9 million, or $0.87 per diluted common share, a year earlier. Fiscal 2003 fourth quarter net income rose approximately 50% to a record $18.0 million, or $0.39 per diluted common share, up from $12.0 million, or $0.27 per diluted common share, in the final period of fiscal 2002.

                                     (more)

Corinthian Colleges, Inc.
2-2-2

Income from operations for fiscal 2003 climbed approximately 75% to $109.7 million compared with $62.7 million a year earlier. Operating margin for the full 2003 fiscal year rose to 21.2% from 18.5% last year. In the fourth quarter of fiscal 2003, income from operations increased approximately 52% to $29.3 million, up from $19.3 million a year earlier, resulting in an improvement in operating margin to 21.1% of revenue in the fourth quarter of fiscal 2003, compared to 20.4% of revenue in last year's fourth quarter.

Corinthian also continued to drive down bad debt expense. For the year, bad debt expense declined to 3.8% of revenues, compared with 5.5% of revenues a year ago. The fiscal 2003 fourth quarter was the company's eighth consecutive quarter of lower bad debt expense, which declined in the fourth quarter to 3.4% of revenues compared to 4.7% of revenues a year earlier.

"Corinthian's fourth quarter of fiscal 2003 marked another quarter of strong performance and record setting results in key performance indicators of total student population up 26%, total student starts up 25%, revenue up 47%, operating margins in excess of 21%, and net income up 50%," said Tony Digiovanni, president and chief operating officer. "Our impressive growth was driven by a balance of internal expansion and acquisitions. We opened six new branches in fiscal 2003, and we are increasingly leveraging our substantial and growing library of courses by adopting new programs into our schools. During the 2003 fiscal year, 50 new programs were adopted, including 10 in the fourth quarter. Additionally, during fiscal 2003, we completed two important acquisitions, Wyo-Tech and LTU, and in August 2003 we completed three additional acquisitions, Career Choices, East Coast Aero Tech, and CDI Education, which added new depth and breadth to our company as well as expanding Corinthian's footprint into Canada."

Digiovanni continued: "We also are pleased with the strides we continue to make in expanding our operating margin. Furthermore, we are extremely pleased with the organizational changes Corinthian implemented during fiscal 2003, which included realigning our operating structure into three divisions -- CSI, our allied health division that primarily grants diplomas; RCI, our division that primarily grants degrees; and TSI our division that now includes Wyo-Tech, National Institutes of Technology, Sequoia and East Coast Aero Tech -- to better serve our students."

ADDITIONAL PERFORMANCE INDICATORS

Total student population for all Corinthian programs rose 26% to a record 43,229 in fiscal 2003. Same school student population grew by 17% over fiscal 2002.

Starts in all schools increased approximately 31% for fiscal 2003 to 56,787, and were up approximately 25% in the fourth quarter over the comparable year-earlier period. Same school starts rose approximately 15% for fiscal 2003, and approximately 14% in the fourth quarter.

                                     (more)

Corinthian Colleges, Inc.
3-3-3

Online course registrations increased 82% in fiscal 2003 to a record 27,273, up from 15,000 online course registrations in fiscal 2002. At fiscal year-end, June 30, 2003, Corinthian offered a total of 136 courses online, up 46% from 93 courses online a year ago, and students attending 25 of Corinthian's colleges were eligible to enroll in online courses. Corinthian currently offers exclusively online students the flexibility to earn nine fully accredited degrees.

David G. Moore, Corinthian's chairman and chief executive officer, noted, "Corinthian's relentless focus on providing high quality educational opportunities to an ever increasing number of students is key to our success. We view our valued students as our customers and their prospective employers as our partners in developing and providing high quality, employer-driven curricula. Fiscal 2003's impressive results demonstrate our entire team of instructors and staffs' dedication to providing high quality career-oriented educational opportunities in the communities in which we operate."

BUSINESS OUTLOOK

The following statements are based on Corinthian's current expectations. These statements are forward looking, and actual results may differ materially as a result of factors more specifically referenced below. Statements of expected results of operations include the expected opening of six to eight new branch campuses planned to open in fiscal 2004 and include the expected results of all previously completed acquisitions. Except as otherwise specifically noted, these expectations are for the fiscal year ending June 30, 2004 (fiscal 2004).

- While Corinthian expects to sustain revenue growth over the next several years in the 20% to 25% range without additional acquisitions, the company believes revenues for fiscal 2004 will grow between 44% and 46% over fiscal 2003. The increase in revenues is expected to be stronger in the second half of the fiscal year when the Company's positive impact on marketing at the recently acquired companies is expected to be reflected in increased revenues.

- Growth in quarterly and annual revenues for fiscal 2004 will be influenced by the timing of acquisitions, branch campus openings, and curricula adoptions;

- Corinthian expects operating profits, as a percent of revenue, and as a result of the recently completed acquisitions to be approximately 19.0% for the 2004 fiscal year. Operating margins are expected to be higher in the second half of the fiscal year as operating margins improve at the recently acquired companies;

- The company believes its quarterly and annual effective tax rate will be between 40% and 40.2% of pre-tax income; and

                                     (more)

Corinthian Colleges, Inc.
4-4-4


- Based on current trends, Corinthian expects earnings per diluted common share for the first fiscal quarter ending on September 30, 2003 to be between $0.36 and $0.37 and for the full fiscal year ending June 30, 2004 to be between $1.77 and $1.80.

ABOUT CORINTHIAN COLLEGES, INC.

Corinthian Colleges, Inc. is one of the largest for-profit post-secondary education companies in the United States, and serves the large and growing segment of the population seeking to acquire career-oriented education to become more qualified and marketable in today's increasingly demanding workplace. Corinthian's colleges offer master's, bachelor's and associate's degrees and diploma programs in a variety of fields, with a concentration on careers in health care, business, criminal justice and technology. Corinthian operates 80 colleges and two continuing education centers in 21 states, and 45 colleges and 15 corporate training centers in seven Canadian provinces. Upon the expected openings of previously announced branch campuses in Ft. Lauderdale, Florida (first quarter of fiscal 2004), Jacksonville, Florida (third quarter of fiscal
2004), and Sacramento, California (third quarter of fiscal 2004), the company will operate 83 colleges and two continuing education centers in 21 states in the U.S., and 45 colleges and 15 corporate training centers in seven Canadian provinces.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the "safe-harbor" provisions of that Act. Such statements include, but are not limited to, the company's discussion of (i) its growth strategy and the expected results of such strategy, (ii) the expected introduction of new programs, (iii) the planned opening of new branch campuses, (iv) the possibility of future acquisitions and the integration of completed acquisitions, (v) its focus on reducing bad debt expense, and (vi) the statements under the heading "Business Outlook." Many important factors may cause the company's actual results to differ materially from those discussed in any such forward-looking statements, including general changes in the country's economic climate, potential difficulties in integrating and operating acquired campuses, construction delays for new branch campuses, possible failure or inability to attain regulatory consents for branch campuses, potential increased competition, changes in student perception, changes in demand for curricula offered by the company, potential higher average costs to offer new curricula, the company's effectiveness in reducing expenses as a percentage of revenues, the effectiveness of the company's advertising and promotional efforts, and the other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                      # # #

                                 (Tables Follow)

                                     (more)

                            CORINTHIAN COLLEGES, INC.
                      (In thousands, except per share data)


CONSOLIDATED STATEMENTS OF INCOME                             FOR THE THREE MONTHS      FOR THE TWELVE MONTHS
(UNAUDITED):                                                     ENDED JUNE 30,            ENDED JUNE 30,
                                                              2003          2002         2003           2002
                                                              ----          ----         ----           ----
Net revenues                                                $ 138,929     $ 94,551     $ 517,293     $ 338,146
Operating expenses
     Educational services                                      69,522       47,997       251,366       175,088
     General and administration                                11,857        8,646        49,770        29,614
     Marketing and advertising                                 28,205       18,591       106,478        70,741
                                                            ---------     --------     ---------     ---------
Total operating expenses                                      109,584       75,234       407,614       275,443
                                                            ---------     --------     ---------     ---------
Income from operations                                         29,345       19,317       109,679        62,703
Interest expense (income), net                                    147         (424)          343        (1,538)
Other (income) expense                                             (5)         (50)          (13)         (662)
                                                            ---------     --------     ---------     ---------
Income before provision for income taxes                       29,203       19,791       109,349        64,903
Provision for income taxes                                     11,193        7,752        43,412        25,955
                                                            ---------     --------     ---------     ---------
Net income                                                  $  18,010     $ 12,039     $  65,937     $  38,948
                                                            =========     ========     =========     =========
Income per common share:
               Basic                                        $    0.41     $   0.28     $    1.52     $    0.91
               Diluted                                      $    0.39     $   0.27     $    1.43     $    0.87

Weighted average number of common shares outstanding:
               Basic                                           43,807       42,933        43,465        42,692
               Diluted                                         46,400       45,300        46,028        44,694

SELECTED BALANCE SHEET DATA (UNAUDITED):

                                                                   JUNE 30,        JUNE 30,
                                                                     2003           2002
                                                                     ----           ----
Cash, restricted cash, and marketable securities                   $ 39,808      $ 66,734
Receivables, net (including long-term notes receivable)              38,994        25,987
Current assets                                                      108,695       109,127
Total assets                                                        329,398       207,806
Current liabilities                                                  66,657        49,063
Long-term debt and capital leases (including current portion)        14,266         2,100
Total liabilities                                                    95,057        56,752
Total stockholders' equity                                          234,341       151,054